FIRST AMENDMENT TO RIGHTS AGREEMENT
BETWEEN THE STEAK N SHAKE COMPANY AND
COMPUTERSHARE INVESTOR SERVICES, LLC, AS RIGHTS AGENT

    This First Amendment to the Rights Agreement between The Steak n Shake Company ("Steak n Shake") and Computershare Investor Services, LLC
    as Rights Agent ("Computershare") is dated this 23rd day of February, 2005 under the following terms and conditions:

    WHEREAS, Steak n Shake and Computershare entered into that certain Rights Agreement dated May 16, 2001, and

    WHEREAS, Steak n Shake has determined that expediting the termination of the Rights Agreement is in the best interest of the Company and its shareholders, and

    WHEREAS, Steak n Shake and Computershare have agreed to amend the Rights Agreement as set forth below.

    NOW, THEREFORE, parties hereby agree as follows:

    1.    Maintenance of Terms - All terms and conditions of the Rights Agreement not specifically amended or revised herein shall remain the same and unchanged.

    2.    The definition "Final Expiration Date" contained in Section 1, subparagraph (l) shall be deleted and replaced with the following:

    "Final Expiration Date" shall mean the close of business on February 23, 2005.

    The parties agree to the foregoing amendment via their signatures affixed hereto.

THE STEAK N SHAKE COMPANY

    By:     /s/ Alan B. Gilman
                         Alan B. Gilman, Chairman

ATTEST:

              /s/ David C. Milne
                         David C. Milne, Secretary

COMPUTERSHARE INVESTOR SERVICES

By: /s/ Cynthia Nisley

Printed: _Cynthia Nisley